Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
THE FORTEGRA GROUP, INC.
[●], 2024
The Fortegra Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:
A.The name of the Corporation is: The Fortegra Group, Inc.
B.The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 21, 2022 (the “Original Certificate of Incorporation”).
C.This Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation of the Corporation.
D.The Certificate of Incorporation upon the filing of this Restated Certificate of Incorporation (the “Certificate of Incorporation”), shall read in full as follows:
ARTICLE I— NAME
The name of the corporation is The Fortegra Group, Inc. (the “Corporation”).
ARTICLE II— REGISTERED OFFICE AND AGENT
The registered office of the Corporation in the State of Delaware is located at c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, Delaware 19810, county of New Castle. The name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.
ARTICLE III— PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV— CAPITALIZATION
A.    Authorized Shares.
The total number of shares of stock that the Corporation is authorized to issue is 500,000,000 shares of stock, consisting of 400,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”).
B.    Common Stock.
1.    Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of shares of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if only the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.
2.    Dividends. Dividends of cash or property may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Except as otherwise provided by the DGCL or this Certificate of Incorporation, the holders of record of shares of Common Stock shall share ratably (based on the number of the number of shares of Common Stock held) in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.
3.    Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. Without limiting the rights of any holders of Preferred Stock pursuant to the terms of any certificate of designation, a merger or consolidation of the Corporation with or into any other corporation or other entity or a sale or conveyance of all or any part of the assets of the Corporation, in any such case that does not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders, shall not be deemed to be a voluntary or involuntary liquidation, or dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.
4.    No Preemptive Rights. Holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.
C.    Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.
D.    No Class Vote on Changes in Authorized Number of Shares of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V— BOARD OF DIRECTORS
A.    Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three and not more than twelve, each of whom shall be a natural person. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Subject to the terms of the Amended and Restated Stockholders Agreement, dated as of [●], 2024, by and among the Corporation, Tiptree Holdings, LLC (“Tiptree” and together with its Permitted Transferees as defined therein, the “Tiptree Investors”), WP Falcon Aggregator, L.P. (together with its Permitted Transferees as defined therein, the “Warburg Investors”), and the other signatories thereto (so long as the provisions of such agreement remain in effect) (the “Stockholders Agreement”), vacancies and newly created directorships shall be filled exclusively by vote of a majority in interest of the directors then in office, even if less than a quorum, or by a sole remaining director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.
B.    Classified Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock) shall be classified with respect to the time for which directors severally hold office into three classes: Class I, Class II, and Class III. Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
C.    Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, and except as set forth in the Stockholders Agreement, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose; provided, however, that prior to the first date on which the Principal Stockholder (as defined herein) and the Warburg Pincus Entities (as defined below) cease to collectively beneficially own more than 50% of the outstanding shares of capital stock, the directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. “Principal Stockholder” means Tiptree Inc., any and all successors to Tiptree Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (i) in which Tiptree Inc. owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (ii) of which Tiptree Inc. otherwise directly or indirectly controls or directs the policies or operations, (iii) that would be considered subsidiaries of Tiptree Inc. within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), or (iv) directly or indirectly controlling or under common control with Tiptree Inc.; provided, however, that the term “Principal Stockholder” shall not include the Corporation or any of its subsidiaries.
D.    Voting. Except as otherwise required by applicable law, pursuant to Section 141(d) of the DGCL, up to three (3) directors on the Board of Directors designated for nomination to the Board of Directors by the Tiptree Investors pursuant to the Stockholders Agreement, in the Tiptree Investors’ discretion, shall each be entitled to exercise three (3) votes on any matter, one director on the Board of Directors designated for nomination to the Board of Directors by the Warburg Investors pursuant to the Stockholders Agreement, in the Warburg Investors’

discretion, shall be entitled to exercise two (2) votes on any matter, and each other director shall be entitled to exercise one (1) vote on any matter.
ARTICLE VI— LIMITATION OF DIRECTOR AND OFFICER LIABILITY
To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal. If, after this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.
ARTICLE VII — MEETINGS OF STOCKHOLDERS
A.    Action by Written Consent. From and after the date that the Principal Stockholder holds less than a majority of the voting power of the outstanding shares of capital stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
B.    Special Meetings of Stockholders. Subject to any rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the chairman of the Board of Directors or any vice chairman, (ii) by any two members of the Board of Directors, (iii) by or at the direction of the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or (iv) prior to the first date that the Principal Stockholder ceases to beneficially own (directly or indirectly) shares representing a majority of the voting power of the outstanding shares of the capital stock, by the Secretary of the Corporation at the request of the holders of a majority of the voting power of the outstanding shares of capital stock. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
C.    Election of Directors by Written Ballot. Election of directors need not be by written ballot.
ARTICLE VIII— AMENDMENTS TO THE BYLAWS AND CERTIFICATE OF INCORPORATION
A.    Amendments to the Bylaws. Subject to any additional requirement set forth in the bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the bylaws of the Corporation, provided that, (i) for so long as the Tiptree Investors have the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, the consent of the Principal Stockholder shall be required to make, alter, amend or repeal the bylaws of the Corporation to the extent any such alteration, amendment, or repeal would adversely alter or change the rights, preference or privileges of the Principal Stockholder or the directors designated for nomination to the Board of Directors by a Tiptree Investor, and (ii) for so long as the Warburg Investors have the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, the consent of the Warburg Investors shall be required to make, alter, amend or repeal the bylaws of the Corporation to the extent any such alteration, amendment, or repeal would adversely alter or change the rights, preference or privileges of a Warburg Investor or the directors designated for nomination to the Board of Directors by it; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the bylaws of the Corporation, in addition to any other vote otherwise required by law, (i) the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the bylaws of the Corporation, (ii) for so long as the Tiptree Investors have the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, the consent of the Principal Stockholder shall be required to make, alter, amend or repeal the bylaws of the Corporation to the extent any such alteration, amendment, or repeal would adversely alter or change the rights, preference or privileges of the Principal Stockholder or the directors designated for nomination to the Board of Directors by a Tiptree Investor, and (iii) for so long as the Warburg Investors have the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, the consent of the Warburg Investors shall be required to make, alter, amend or repeal the bylaws of the Corporation to the extent any such alteration, amendment, or repeal would adversely alter or change the rights, preference or privileges of a Warburg Investor or the directors designated for nomination to the Board of Directors by it.
B.    Amendments to the Certificate of Incorporation. Subject to the Stockholders Agreement, the Corporation reserves the right to amend, alter, change or repeal (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination or otherwise) any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that no such amendment shall be retroactive. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, (i) any such amendment, alteration, change or repeal that would adversely alter or change the rights, preference or privileges of the Principal Stockholder or the directors designated for nomination to the Board of Directors by a Tiptree Investor requires the consent of the Principal Stockholder for so long as the Tiptree Investors have the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, (ii) any such amendment, alteration, change or repeal that would adversely alter or change the rights, preference or privileges of a Warburg Investor or the directors designated for nomination to the Board of Directors by it requires the consent of the Warburg Investors for so long as the Warburg Investors have the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, and (iii) notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VI, paragraphs (a) and (b) of Article VII, this Article VIII, Article IX, Article X, and Article XI may be altered, amended or repealed (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination or otherwise) in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.
ARTICLE IX— RENOUNCEMENT OF CORPORATE OPPORTUNITY
A.    Scope. The provisions of this Article IX are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation and, to the extent applicable, to its stockholders, with respect to certain classes or categories of business opportunities. “Exempted Persons” means the Principal Stockholder and its partners, principals, directors, officers, members, managers, managing directors and/or employees, including any of the foregoing who serve as employees, officers or directors of the Corporation and the Warburg Pincus Entities and their partners, principals, directors, officers, members, managers, managing directors and/or employees. “Warburg Pincus Entities” shall mean Warburg Pincus LLC and/or Warburg Pincus & Co. (or an affiliate of one or more of such entities) or their respective subsidiaries (collectively, “Warburg Pincus”), (ii) any investment fund, vehicle or account which is managed by Warburg Pincus or in respect of which Warburg Pincus has investment discretion, including Warburg Pincus Global Growth, L.P. and Warburg Pincus Financial Sector II, L.P. (each, a “Warburg Pincus Fund or Account”) or (iii) an affiliate of Warburg Pincus or a Warburg Pincus Fund or Account (not including portfolio companies).
B.    Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available or presented to the Exempted Persons, even if the opportunity is in the line of business of the Corporation or its subsidiaries or is otherwise one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Corporation and the industry in which it operates in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or, to the extent applicable, any of its or their stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein.
C.    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall be deemed not to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
D.    Amendment of this Article. No amendment or repeal of this Article IX in accordance with the provisions of paragraph (b) of Article VIII shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Corporation’s bylaws or applicable law.
ARTICLE X— BUSINESS COMBINATIONS
A.    Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.
B.    Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any Business Combination at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
1.    prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,
2.    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
3.    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.    Definitions. For purposes of this Article X, references to:
1.    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.
2.    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
3.    “Business Combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(i)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph (b) of this Article X is not applicable to the surviving entity;
(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(v)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.    “control,” including the terms “controlling,” “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the record or beneficial owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
5.    “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholder, (b) the Warburg Pincus Entities, or (c) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
6.    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(i)    beneficially owns such stock, directly or indirectly; or
(ii)    has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(vii)    “person” means any individual, corporation, partnership, unincorporated association or other entity.
(viii)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.
ARTICLE XI— EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS
A.    Exclusive Forum. Unless the Board of Directors or one of its committees otherwise approves the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (i) derivative claim brought in the right of the Corporation, (ii) claim asserting a breach of a fiduciary duty to the Corporation or the Corporation’s stockholders owed by any current or former director, officer or other employee or stockholder of the Corporation, (iii) claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s bylaws, (iv) claim to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Corporation’s bylaws, (v) claim against the Corporation governed by the internal affairs doctrine, or (vi) other claim, not subject to exclusive federal jurisdiction and not subject to paragraph (d) below, brought in any action asserting one or more of the claims specified in clauses (a)(i) through (v) herein above (each a “Covered Claim”); provided, however, that the provisions of this Article XI(A) will not apply to claims brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
B.    Personal Jurisdiction. If any person or entity (a “Claiming Party”) files an action asserting a Covered Claim in a court other than one determined in accordance with paragraph (a) above (each a “Foreign Action”) without the prior approval of the Board of Directors or one of its committees, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the court determined in accordance with paragraph (a) in connection with any such action brought in any such court to enforce paragraph (a) (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
C.    Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Claim.
D.    Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.
ARTICLE XIII SEVERABILITY
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
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IN WITNESS WHEREOF, the undersigned incorporator has caused this Certificate of Incorporation to be executed this [●] day of [●], 2024.

THE FORTEGRA GROUP, INC.

By:
Name:
Title:
[Signature Page to Certificate of Incorporation – The Fortegra Group, Inc.]